Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Class Y Shares Statement of Additional Information and to the inclusion of our report, dated August 4, 2004, on the seed money balance sheet of the portfolios of Pioneer Ibbotson Asset Allocation Series (consisting of the Moderate Allocation Fund, Growth Allocation Fund, and Aggressive Allocation Fund) included in the financial statements dated as of July 12, 2004 (date of capitalization) as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 5 to the Registration Statement (Form N-1A, No. 333-114788) of Pioneer Ibbotson Asset Allocation Series.


                                                           /s/ ERNST & YOUNG LLP


Boston, Massachusetts
September 15, 2005